Exhibit 99.1
                                                    [LOGO] Countrywide (R)
                                                    ----------------------
                                                          HOME LOANS

March 10, 2006                                        400 Countrywide Way
                                              Simi Valley, California 93065-6298


Deutsche Bank National Trust Company
Re: please see attached sheet
1761 E. St. Andrews Place
Santa Ana, CA 92705-4934
Attn: Katie Wannenmacher


                             OFFICER'S CERTIFICATE

I, Joseph Candelario, hereby certify that I am the First Vice President, Loan Administration of Countrywide Home Loans, Servicing LP, fka Countrywide Funding Corporation. I further certify, with respect to the Servicing Agreements for Countrywide Home Loans Servicing, LP, the following:

I have reviewed the activities and performance of the Servicer during the fiscal year ended December 31, 2005 under the Agreements and, to the best of my knowledge, based on my review, the Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreements throughout the fiscal year.



/s/ Joseph Candelario                               March 10, 2006
---------------------                               --------------
Joseph Candelario                                   Date
First Vice President
Compliance Officer
Loan Administration

March 10, 2006
Re: Deutsche Bank National Trust Company




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